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                                                              Exhibit (a)(5)(ix)


For Immediate Release


        VERTRUE ANNOUNCES FINAL RESULTS OF DUTCH AUCTION TENDER OFFER


STAMFORD, Conn., January 13, 2005 - Vertrue Incorporated (the "Company") (Nasdaq: VTRU), a leading marketing solutions company, announced today the final results of its modified Dutch Auction self tender offer to purchase up to 500,000 shares of its common stock. The self tender offer, which was oversubscribed, expired at 5:00 P.M., New York City time, on January 7, 2005.

Based on the final count by the depositary for the tender offer, 605,007 shares of common stock were properly tendered and not withdrawn at or below $38.50 per share. Vertrue has elected to exercise its right to purchase the 105,007 additional shares tendered and will promptly pay $38.50 per share for all of the shares tendered.

ABOUT VERTRUE
Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


Contacts:  Vertrue Incorporated
           James B. Duffy, 203-324-7635